Exhibit 5.1



                                                   January 27, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

            Re:         FDX Corporation

Dear Sirs:

            I am an executive vice president, secretary and the general counsel of FDX Corporation, a Delaware corporation ("FDX"). This opinion is issued in connection with the registration on Registration Statement Form S-8 of the shares (the "Shares") of common stock, par value $0.10 per share, of FDX Corporation, which will be issued under the FDX adjustment program to the holders of awards ("Awards") under certain benefit plans of Caliber System, Inc. ("Caliber") pursuant to the Agreement and Plan of Merger dated as of October 5, 1997, (the "Merger Agreement") among Federal Express Corporation, FDX, Caliber, Tires Merger Sub Inc. and Fast Merger Sub Inc.

            I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as I have deemed necessary or advisable for the purpose of rendering this opinion.

            Based upon the foregoing, I am of the opinion that the Shares to be issued under each Award have been duly authorized and, when issued in accordance with the terms and conditions of the Merger Agreement and the relevant documents relating to each such Award, will be validly issued, fully paid and non-assessable.

            I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement referred to above.

            I am a member of the Bar of the State of Tennessee and the foregoing opinion is limited to the laws of the State of Tennessee, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

            This opinion is rendered solely to you in connection with the Registration Statement referred to above. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                             Very truly yours,
                                             Kenneth R. Masterson
                                             Executive Vice President, General
                                             Counsel and Secretary